Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 1, 2008, with respect to the consolidated statements of operations, shareholders’ equity, cash flows and schedule listed in the index appearing under item 15(a) for the year ended September 30, 2008, included in the Annual Report of Zoltek Companies, Inc. on Form 10-K for the year ended September 30, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Zoltek Companies, Inc. on Form S-8 (File Nos. 333-145113 and 333-145114, effective August 3, 2007; File Nos. 333-149356 and 333-149357, effective February 22, 2008; and File Nos 33-06565 and 33-83160).
Grant Thornton LLP
St. Louis, Missouri
November 29, 2010